Exhibit 23.1

[Letterhead of Deloitte & Touche LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 3 to the Registration Statement of StoneMor Partners L.P. on Form S-1 of our report on Cornerstone Family Services, Inc. dated April 8, 2004 (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets in 2002 and SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities in 2001), our report on StoneMor GP LLC dated April 8, 2004 and our report on StoneMor Partners L.P. dated April 8, 2004 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/    DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

July 28, 2004